Exhibit 5.1
FOLEY & LARDNER LLP ATTORNEYS AT LAW
402 W. Broadway, Suite 2300 San Diego, CA 92101-3542 619.234.6655 TEL 619.234.3510 FAX www.foley.com WRITER'S DIRECT LINE 619.685.4604 alenain@foley.com EMAIL
September 30, 2004	CLIENT/MATTER NUMBER 0028295-0101

Alliance Pharmaceutical Corp.
6175 Lusk Boulevard
San Diego, CA 92121

Dear Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Alliance Pharmaceutical Corp. (the “Company”) of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 64,178,599 shares (the “Shares”) of the Company’s common stock, par value $0.01.

        In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Foley & Lardner FOLEY & LARDNER

BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE	ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH